EXHIBIT 26 (d) (3)
   Form of Fixed and Flexible Premium Variable Universal Life Insurance Policy
                              Form Number 06PEXVUL
                     Replacement Pages (sections 18 and 20)









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            SECTION 18: GUARANTEED MINIMUM WITHDRAWAL BENEFIT FEATURE
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If this policy has been issued with the option to elect the Guaranteed Minimum
Withdrawal Benefit "GMWB" feature, as shown in Section 1, the provisions of this section apply.

GMWB FEATURE
The Guaranteed Minimum Withdrawal Benefit feature is defined as a guarantee of a minimum income benefit regardless of investment performance, subject to the GMWB Withdrawal Limit, the GMWB Waiting Period, and other conditions specified in this section. The guarantee is based upon a [3]% Withdrawal Limit Percentage on the Policy Date, and the right to elect either a [4]% or [5]% Withdrawal Limit Percentage after the seventh Policy Anniversary, subject to certain other conditions described in this section.

RESTRICTIONS
   1. We reserve the right to restrict availability of Subaccounts, including adding, substituting, or deleting Subaccounts.
   2. We reserve the right to require that the non-loaned Policy Value be invested in accordance with our periodically published Asset Allocation program. Any applicable Asset Allocation requirements will be determined on the Policy Date and will not change while the policy is in effect.
   3. Overloan Protection is not available.

GMWB WAITING PERIOD
The GMWB Waiting Period represents the period of time before you are eligible to receive benefits under the GMWB Feature. The GMWB Waiting Period begins on the Policy Date and ends on the later of the [10th] Policy Anniversary and the Policy Anniversary following the Insured's [55th] birthday.

After the GMWB Waiting Period, the Minimum Withdrawal Amount and Minimum Loan Amount, shown in Section 1, will be waived.

WITHDRAWAL LIMIT
We determine the Withdrawal Limit. The Withdrawal Limit is used in calculating the GMWB Benefit Payments, in the event such payments become due. The Withdrawal Limit also represents the maximum amount that may be loaned or withdrawn from the policy each Policy Year, after the GMWB Waiting Period and prior to the date that the GMWB Benefit Payments become due, without triggering a recalculation of the Withdrawal Limit. The Withdrawal Limit may never be less than zero.

On the date the policy is issued, the Withdrawal Limit Percentage is set equal to GMWB Withdrawal Limit Percentage A, as shown in Section 1. The initial Withdrawal Limit equals such Withdrawal Limit Percentage multiplied by the initial premium payment received. Thereafter, the Withdrawal Limit is recalculated whenever any of the following events described below occurs.

         PREMIUM PAYMENT
         When a premium payment is received, the new Withdrawal Limit will depend on whether it was received during or after the GMWB Waiting Period.

         If a premium payment is received during the GMWB Waiting Period, the new Withdrawal Limit equals the sum of (a) and (b), where:

             (a) = the current Withdrawal Limit, and

             (b) = the Withdrawal Limit Percentage then in effect, multiplied by such premium payment received.

         If a premium payment is received after the GMWB Waiting Period, then no recalculation will be made.


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         LOAN OR WITHDRAWAL
         When a loan or withdrawal is made, the new Withdrawal Limit also will depend on whether it was made during or after the GMWB Waiting Period.

         If a loan or withdrawal is made during the GMWB Waiting Period, the new Withdrawal Limit equals the lesser of (a) and (b), where:

             (a) = the current Withdrawal Limit, and

             (b) = the Withdrawal Limit Percentage then in effect,
                   multiplied by the non-loaned Policy Value after the loan or withdrawal.

         If a loan or withdrawal is made after the GMWB Waiting Period, we will first determine whether cumulative loans and withdrawals during the current Policy Year, including the current loan and withdrawal amounts, exceed the Withdrawal Limit then in effect. If it does not exceed the Withdrawal Limit then in effect, then no recalculation will be made. If it exceeds the Withdrawal Limit then in effect, then the new Withdrawal Limit equals the lesser of (a) and (b), where:

             (a) = the current Withdrawal Limit, and

             (b) = the Withdrawal Limit Percentage then in effect,
                   multiplied by the non-loaned Policy Value after the loan or withdrawal.

         LOAN REPAYMENTS
         Loan repayments do not cause a recalculation of the Withdrawal Limit.

         WITHDRAWAL LIMIT STEP-UP
         The GMWB Step-up Period, as shown in Section 1, represents the amount of time between eligibility for Withdrawal Limit Step-ups. On any Policy Anniversary following the end of a GMWB Step-up Period, but not earlier than the end of the [7th Policy Year], we will determine whether you are eligible for a Withdrawal Limit Step-up. A Withdrawal Limit Step-up is only permitted if the non-loaned Policy Value, multiplied by the Withdrawal Limit Percentage then in effect, is greater than the Withdrawal Limit on the Policy Anniversary immediately prior to the Withdrawal Limit Step-up. Also, Withdrawal Limit Step-ups will be subject to terms available for new issues and only if we are currently offering the GMWB Feature as an option on new issues.

         If we determine that you are eligible for a Withdrawal Limit Step-up, the following will occur:

           1. We will determine a new GMWB Fee Percentage, which may or may not be higher than the current GMWB Fee Percentage, but will not exceed a maximum of [1.50%].

           2. We will recalculate the Withdrawal Limit. The new Withdrawal Limit will equal the greater of (a) and (b), where:

                 (a) = the current Withdrawal Limit, and

                 (b) = the Withdrawal Limit Percentage then in effect,
                       multiplied by the non-loaned Policy Value.

           3.  A new GMWB Step-up Period of the same length will begin.

         The Withdrawal Limit Step-up will automatically be effective on the applicable Policy Anniversary. If, however, the GMWB Fee Percentage increases as a consequence of the Withdrawal Limit Step-up, we will provide written notice at least 30 days prior to the applicable Policy Anniversary that you are eligible for a Withdrawal Limit Step-up. Within 30 days of such notice, you may decline, in writing, the Withdrawal Limit Step-up. Otherwise, the Withdrawal Limit Step-up will automatically be effective on the applicable Policy Anniversary. In the event that you decline the Withdrawal Limit Step-up, we will no longer provide notice or process an automatic Step-up in subsequent years. You may, however, request in writing to elect a Withdrawal Limit Step-up in subsequent years. Any such election will be subject to the terms and conditions specified in this section.


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         CHANGE OF WITHDRAWAL LIMIT PERCENTAGE
         On the Policy Date, if GMWB Withdrawal Limit Percentage A is in effect, you may elect GMWB Withdrawal Limit Percentage B. Such election must occur after the seventh Policy Anniversary, but not later than the first Monthly Calculation Date following the seventh Policy Anniversary. Your election will be in effect provided the following elections are made:

                 1. you elect to permanently set the Death Benefit to Death
                    Benefit Option A, and

                 2. you elect to set the Face Amount equal to the Face Amount that will result in a Guideline Level Premium of zero.

         GMWB Withdrawal Limit Percentage B will be in effect beginning in Policy Year 8 provided the above conditions are met.

         On the later of attainment of the GMWB Withdrawal Limit Percentage C Age by the Insured, as shown in Section 1, and the eighth Policy Anniversary, GMWB Withdrawal Limit Percentage C will be in effect if the following conditions are met:

                 1. you have made the necessary elections such that GMWB
                    Withdrawal Limit Percentage B is in effect on the date the Insured attains GMWB Withdrawal Limit Percentage C Age, and

                 2. you have not taken any withdrawals or loans to date.

         Under either set of circumstances described above, the new Withdrawal Limit will equal (a) multiplied by (b) divided by (c), where:

                    (a) = the current Withdrawal Limit;

                    (b) = the new Withdrawal Limit Percentage; and

                    (c) = the previous Withdrawal Limit Percentage in effect.

OVERDRAWN PROTECTION
Overdrawn Protection maintains a minimum Policy Value and Death Benefit in order to protect the policy from terminating prior to the death of the Insured. On each business day, we will compare the non-loaned Policy Value to the Withdrawal Limit then in effect.

If the non-loaned Policy Value is less than the Overdrawn Percentage as shown in
Section 1, multiplied by the Withdrawal Limit, and all Required Annual Premiums have been paid, Overdrawn Protection will automatically become in effect, and all of the following adjustments will be made:

   1.  no additional adjustments will be made to the Withdrawal Limit;

   2.  any rider then in effect will terminate;

   3.  the Death Benefit Option will be permanently set to Death Benefit Option
       A;

   4.  the Face Amount then in effect will be reduced to 101% of the Policy
       Value;

   5.  the Death Benefit will equal the greater of (a) and (b), where:

         (a) = the new Face Amount, and

         (b) = the applicable Minimum Death Benefit Percentage shown in Section 2, multiplied by the greater of (i) and (ii), where:

                    (i)  = the Policy Value, and

                    (ii) = the Policy Debt;

   6. any remaining Policy Value will be transferred to the Long-Term Guaranteed Interest Account and no further transfers will be allowed;

   7.  no further premium payments will be accepted;

   8.  no further withdrawals will be allowed;

   9.  no further monthly deductions will be assessed; and

   10. no additional loans or loan repayments will be allowed.

Any loan balance will reduce the Death Benefit payable. Loan interest will continue to accrue on this policy, but at a rate equal to the Loan Interest Credited Rate shown in Section 1.


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GMWB BENEFIT PAYMENTS
Once Overdrawn Protection is in effect, GMWB Benefit Payments will commence at the later of the next Monthly Calculation Date and the end of the GMWB Waiting Period. The GMWB Benefit Payments will equal 1/12 of the Withdrawal Limit in effect as of such date. GMWB Benefit Payments will be paid on a monthly basis.

The duration of GMWB Benefit Payments depends on whether or not the Withdrawal Limit Percentage was reset when specified conditions were met.

If the Withdrawal Limit Percentage was previously reset to GMWB Withdrawal Limit Percentage B, GMWB Benefit Payments continue until the death of the Insured.

If the Withdrawal Limit Percentage remains equal to GMWB Withdrawal Limit Percentage A, and if total premiums were already withdrawn or loaned prior to Overdrawn Protection, then no GMWB Benefit Payments will be made. Otherwise, GMWB Benefit Payments cease at the earlier of (a) and (b), where:

         (a) = death of the Insured life, and

         (b) = when total premiums paid have been returned through withdrawals, loans (excluding loan interest), or GMWB Benefit Payments.

GMWB Benefit Payments are subject to satisfactory proof of survival of the Insured.

GMWB FEE
On each Monthly Calculation Date prior to the date GMWB Benefit Payments commence, we will deduct a charge for the GMWB Feature from the non-loaned Policy Value. This charge is referred to as the GMWB Fee. The GMWB Fee is equal to (a) multiplied by (b), where:

         (a) = the GMWB Fee Percentage then in effect, as shown in the Section 1, divided by 12, and

         (b) = the greater of (i) and (ii), where

               (i)  = cumulative premiums received less cumulative withdrawals to date less any Policy Debt, and

               (ii) = the total Policy Value at the time the fee is assessed.

The fee is deducted from each Subaccount on a pro-rata basis.

TERMINATION OF GMWB FEATURE
Your election of the GMWB Feature is irrevocable. The GMWB Feature will terminate without value on the earliest of the following:

   1.  a change of Insured;

   2. death of the Insured at any time, regardless of whether GMWB Benefit Payments have commenced;

   3. the date of termination of the policy through lapse, surrender, or continuation under Extended Term Insurance;

   4. the date any portion of the non-loaned Policy Value is no longer invested in accordance with any applicable Asset Allocation program required at issue of the policy; and

   5. a change to Death Benefit Option B after the Withdrawal Limit Percentage resets to GMWB Withdrawal Limit Percentage B.

Upon termination, if the policy remains in force, the following will occur:

   1.  the Withdrawal Limit will be set equal to zero;

   2.  no further GMWB Fees will be assessed; and

   3.  Overdrawn Protection will not be available.



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                    SECTION 20: OWNER(S) AND BENEFICIARY(IES)
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The Insured is the owner of this policy, unless otherwise provided in the application or if ownership is changed by later transfer of ownership. If, however, you are offered consideration by a third party to transfer ownership of your policy or any interest in your policy, including a collateral or absolute assignment to such third party, no transfer of ownership shall take effect unless we or one of our affiliated companies first have the right to also offer consideration for your policy. We will require information satisfactory to us that is necessary for us to determine the amount of such consideration we will offer for your policy.

While the Insured is living, the owner may exercise all rights provided by this policy or allowed by us. Consent of any Beneficiary not irrevocably named or any contingent owner is not required. If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

Any death proceeds that become payable will be paid in equal shares to such Beneficiaries living at the death of the Insured as stated in the application or as later changed. Payments will be made successively in the following order:
         (a) primary Beneficiaries;
         (b) contingent Beneficiaries, if any, provided no primary Beneficiary is living at the death of the Insured;
         (c) you or your executor or administrator, provided no primary or contingent Beneficiary is living at the death of the Insured, or in the absence of a Beneficiary designation.

Unless otherwise stated, the relationship of a Beneficiary is the relationship to the Insured. You may change the Beneficiary by written notice filed with us at our Main Administrative Office. When we receive it, the change will take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice at our Main Administrative Office.







06PEXVUL-Replacement pages